Exhibit 99.B

LOCK-UP AGREEMENT

, 2010

J.P. MORGAN SECURITIES INC.

383 Madison Avenue

New York, New York 10179

and

GOLDMAN SACHS (ASIA) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

As Representatives of

the several Underwriters listed in

Schedule 1 to the Underwriting Agreement referred to below

Re:     Ambow Education Holding Ltd. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters (the “Underwriters”) named in Schedule 1 to the Underwriting Agreement (defined below), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Ambow Education Holding Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), and the Selling Shareholders listed on Schedule 2 to the Underwriting Agreement, providing for the public offering (the “Public Offering”) by the several Underwriters, of American Depositary Shares (“ADSs”) representing Class A ordinary shares, par value US$0.0001 per share, of the Company (“Ordinary Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the ADSs, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, the undersigned will not, during the period ending 180 days after the date of the prospectus relating to the Public Offering (the “Lock-up Period”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares, ADSs or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ADSs (including without limitation, Ordinary Shares which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the United States Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares or ADSs, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or ADSs or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any Ordinary Shares or ADSs or any security convertible into or exercisable or exchangeable for Ordinary Shares or ADSs; in each case other than (A) the ADSs, Ordinary Shares or any other securities of the Company that are acquired by the undersigned in the open market after the completion of the Public Offering, (B) the ADSs and the Ordinary Shares represented thereby to be sold by the undersigned pursuant to the Underwriting Agreement, if any, (C) transfers of Ordinary Shares as a bona fide gift or gifts, (D) distributions or transfers of Ordinary Shares by the undersigned to members, limited partners, general partners or shareholders of the undersigned, (E) transfers of securities of the Company upon death by will or intestacy, and (F) transfers of Ordinary Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that such transfer does not constitute a disposition for value; provided that in the case of any transfer or distribution pursuant to clause (C), (D), (E) or (F), each donee, distribute, transferee or trustee shall agree in writing prior to the transfer or distribution to be bound by the restrictions set forth in this Letter Agreement; and provided, further, that the undersigned may enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the sale of securities of the Company, if then permitted by the Company, provided that the securities subject to such plan may not be sold until after the expiration of the Lock-up Period (as such may have been modified pursuant to this Letter Agreement); and provided, further, that in the case of any transfer or distribution pursuant to clause (C), (D), (E) of (F), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, the Company issues an earnings release or announces material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless the Representatives waive, in writing, such extension. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In furtherance of the foregoing, the Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be irrevocable and shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the ADSs to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement concurrently with the termination of the Underwriting Agreement. Notwithstanding the foregoing, in the event that the Public Offering is not consummated on or before December 31, 2010 this Letter Agreement shall terminate and its provisions shall be of no further force and effect. In addition, this Letter Agreement shall automatically terminate upon the earlier of (i) the date on which the Company files an application to withdraw, and the SEC consents to the withdrawal of, the registration statement relating to the Public Offering and (ii) the date the Company deregisters all of the securities covered by the registration statement relating to the Public Offering. The undersigned understands that the Company and the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

Macquarie Investment Holdings (No. 2) Pty
Limited

By:	/s/ Dan Phillips
Name: Dan Phillips
Title: Executive Director

By:	/s/ Chi Wai Pang
Name: Chi Wai Pang
Title: Associate Director